UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PAMT CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PAMT CORP

297 West Henri De Tonti Boulevard

Tontitown, Arkansas 72770

(479) 361-9111

www.pamtransport.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2025

To our Shareholders:

The 2025 annual meeting of shareholders of PAMT CORP, a Nevada corporation (“PAMT” or the “Company”), will be held at 12225 Stephens Road, Warren, Michigan 48089, on May 8, 2025, at 11:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following proposals:

1.

To elect nine directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified (the Board of Directors recommends a vote “FOR” the nominees named in the attached proxy statement proposal);

2.	To ratify the appointment of Grant Thornton LLP as PAMT’s independent registered public accounting firm for the next fiscal year (the Board of Directors recommends a vote “FOR” this proposal); and

3.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All shareholders of record as of the close of business on April 9, 2025, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Joseph A. Vitiritto
President and Chief Executive Officer

April 11, 2025

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

PAMT CORP

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on May 8, 2025

PAMT CORP

Annual Meeting of Shareholders

May 8, 2025

PROXY STATEMENT

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PAMT CORP (“PAMT” or the “Company”) for use at our annual meeting of shareholders (the “Annual Meeting”) to be held at 12225 Stephens Road, Warren, Michigan, on May 8, 2025, at 11:00 a.m. local time, and at any or all adjournments or postponements of the meeting. The telephone number for our principal executive office is (479) 361-9111. This proxy statement and form of proxy are being mailed to shareholders on or about April 11, 2025.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 8, 2025

Our combined Proxy Statement and 2024 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/PAMT.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of the Annual Meeting, including the election of directors, ratification of the appointment of our independent public accounting firm, and consideration of such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, April 9, 2025 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. The Company asks that any shareholder who plans to attend the meeting please notify the Company at least 48 hours in advance of the meeting by contacting our Secretary, Tyler Majors, at (479) 361-9111. Shareholders who are “street name” holders will also need to bring a copy of a brokerage statement reflecting their ownership as of the Record Date in order to attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, 21,790,658 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposal in this proxy statement to elect directors is not considered to be a routine matter. Therefore, without your specific instructions, your shares will not be voted on this matter and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is considered a routine matter, and therefore, if beneficial owners fail to give voting instructions, brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

If, as of the Record Date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting.

The authorized capital stock of PAMT consists of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on April 9, 2025, there were 21,790,658 shares of common stock eligible to vote.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and

(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “nonroutine” matters absent specific voting instructions from the beneficial owners of such shares.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the Board recommends a vote:

●	“FOR” the election of the nominated slate of directors.

●	“FOR” the ratification of the appointment of Grant Thornton LLP as PAMT’s independent registered public accounting firm.

What vote is required to approve each proposal?

●

Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter, assuming a quorum is present, is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes, although such votes will be counted for purposes of determining whether there is a quorum.

●

Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A majority of the votes cast will be attained if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. A properly executed proxy marked “ABSTAIN” or not marked at all with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

Are there other matters to be voted on at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings or personal conversation, or by telephone, facsimile or electronic means. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

How many Directors are there?

Our Bylaws provide that the number of directors shall not be less than three nor more than fifteen members, with the precise number to be fixed by resolution of the shareholders or the Board of Directors. Currently, we have nine directors. The Board of Directors has recommended nine nominees for election at the Annual Meeting.

How long do Directors serve?

Our Bylaws provide that each Director shall hold office until the annual meeting of shareholders held next after his or her election and until his or her successor has been duly elected and has qualified, or until his or her earlier resignation, removal from office, or death. The shareholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the shareholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Where can I find the voting results of the Annual Meeting?

The Company will publish final voting results of the Annual Meeting on a Form 8-K within four business days after the Annual Meeting on May 8, 2025.

Whether or not you plan to attend the Annual Meeting, you are urged to promptly submit your proxy.

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PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Members of our Board are elected annually to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our Board has nominated for re-election each of the nine current members of our Board. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Michael D. Bishop	Director Since 2019

Michael D. Bishop, age 58, has been a director and a member of the Audit Committee since 2019. Mr. Bishop is the President and Founder of American General Counsel PLC, a law firm providing general counsel services to businesses. From 2018 to 2020, Mr. Bishop was Co-President of iPSE-US, the Association of Independent Workers, an association dedicated to advancing the freedom an interests of America’s independent workers. Mr. Bishop served as a member of the United States Congress from 2014 to 2018. During his tenure in Congress, Mr. Bishop was appointed to and served on the House Ways and Means Committee, the Judiciary Committee and the Higher Education Committee. Preceding his service in the United States Congress, Mr. Bishop was the Chief Legal Officer and General Counsel of International Bancard Company, a nation-wide financial services technology company. Prior to his role at International Bancard, Mr. Bishop was a Senior Attorney with Clark Hill PLC, an international law firm, where he concentrated in the areas of Public Policy and Business Law. Before joining Clark Hill PLC, Mr. Bishop was elected to and served in the Michigan State legislature from 1998 to 2010. During his tenure in the Michigan State legislature, Mr. Bishop was chosen to serve as the Senate Majority Leader and also served on various committees including chairing the Senate Banking and Financial Institutions Committee and the Constitutional Law and Ethics Committee. Mr. Bishop is a licensed real estate broker and an attorney licensed to practice law in the state of Michigan, the District of Columbia, and before the U.S. Supreme Court. He also serves as an Adjunct Professor of Law at the Thomas M. Cooley Law School. His thorough understanding of legal matters, public policy, financial analytics, and budgeting qualify him for service on the Board of PAMT.

Frederick P. Calderone	Director Since 1998

Frederick P. Calderone, age 74, has been a director since 1998. Mr. Calderone retired in 2016 after over 20 years of service as a Vice President of a diversified holding company headquartered in Warren, Michigan. During his career, Mr. Calderone was widely recognized for his expertise in corporate, partnership and individual income tax matters; estate planning; tax planning for multinational businesses; mergers, acquisitions and commercial transactions; tax controversies and litigation; and corporate accounting. Prior to this time, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, a predecessor to Deloitte LLP. Mr. Calderone is a certified public accountant, attorney and tax specialist with a long history of advising and providing executive oversight to transportation companies. Mr. Calderone has served as a director of Universal Logistics Holdings, Inc. (NASDAQ: ULH) since 2009. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation and budgeting, Mr. Calderone brings to the Board a unique combination of expertise in accounting, strategic planning and finance.

W. Scott Davis	Director Since 2007

W. Scott Davis, age 62, is Director of Partner Relations of Circumference Group, LLC, an investment management partnership, where he is responsible for business development and client relations. Prior to that, he served as Vice Chairman and Chief Financial Officer of Clearview International, LLC, a data center business headquartered in Dallas, Texas, until the company was sold in April 2016. He had been an investor in Clearview since June 2009. Mr. Davis was a Partner and Senior Managing Director of Rock Financial Partners, LLC from April 2009 to December 2013. From August 2006 to April 2009, he served as the President and sole owner of WS Davis, Inc., the company through which he performed his consulting work. From 1987 to 2006, Mr. Davis worked for Stephens Inc., an investment banking firm, including serving as an Executive Vice President of Stephens Inc. from 2002 to 2006. Mr. Davis has served as a director of PAMT since August 2007. He has extensive experience in the investment banking industry. He currently serves as Chairman of our Audit Committee. His extensive experience in financial statement analysis and review qualifies him to serve on the Board and as Chairman of the Audit Committee of PAMT.

Edwin J. Lukas	Director Since 2018

Edwin J. Lukas, age 57, is the founder of Vistula PLC, a business law firm located in Saint Clair Shores, Michigan. He is also a Strategic Partner with Aquila Equity Partners, a private investment firm located in Rochester Hills, Michigan. From 2016 to March 2020, Mr. Lukas served in an executive-level capacity with a diversified holding company based in Warren, Michigan, including as its Executive Vice President and General Counsel. Prior to this time, Mr. Lukas was a partner at Bodman PLC in Detroit, Michigan. Mr. Lukas is a graduate of the University of Pennsylvania and the University of Detroit School of Law, where he served as Editor-in-Chief of the University of Detroit Law Review. He has served as a director of PAMT since 2018. Mr. Lukas brings to our Board extensive experience in representing both public and private companies in corporate law, mergers and acquisitions, and capital markets transactions. His expertise in organizations, processes, strategies, and risk management supports our goal of strong Board and management accountability, transparency, and protection of stakeholder interests.

Franklin H. McLarty	Director Since 2014

Franklin H. McLarty, age 50, is the Chairman and CEO of McLarty Diversified Holdings, a diversified holding company with investments in professional services, transportation, real estate, and media. Mr. McLarty founded McLarty Diversified Holdings in 2020. He also leads Coastal Automotive Group, an automotive retail operation that focuses on dealerships in Southern California and South Florida. He was previously the Executive Chairman and Director of MDH Acquisition Corp (NYSE: MDH.U) prior to its liquidation in 2022. Mr. McLarty was the co-founder of McLarty Capital Partners, now named Firmament, a private markets investment manager founded in June 2012; CapRocq, a real estate investment firm founded in September 2012 with significant experience as an owner-operator of high-quality office, mixed-use properties and automotive retail properties located in secondary and tertiary markets across the Southeast, Southcentral and Midwest regions otherwise known as the Heartland; and Southern United Auto Group, a growing automotive retail platform founded in June 2016 focused on the southeastern U.S. In addition, he was a founding executive of RML Automotive, where he served a tenure as CEO. Earlier in his career, Mr. McLarty worked in hotel-related private equity with McKibbon Hotel Group and The Seaway Group. Mr. McLarty has served on numerous advisory boards and boards of directors including Tire Group International, Palo Verde Holdings, The McLarty Companies and The Seaway Group. He also served on the board of, and was lead investor in, XTR, a premium documentary production company in Los Angeles. In 2007, he was appointed by then Governor Mike Beebe to the Arkansas Economic Development Commission and served as its Chairman in 2009. Mr. McLarty has served as a director and member of the Audit Committee of PAMT since 2014. Mr. McLarty’s extensive financial and transportation-related experience as an executive in the automotive industry and his insight into the Company’s customer base qualify him to serve on the Board of PAMT.

H. Pete Montaño	Director Since 2019

H. Pete Montaño, age 65, retired in 2018 as Vice President of Sales of Contract Freighters, Inc. (“CFI”), a trucking and logistics company which formerly operated as a division of Con-way, Inc. and XPO Logistics, Inc. As Vice President of Sales and Revenue Management for CFI, he oversaw sales in the United States, Canada and Mexico and was responsible for the strategic sales planning, account growth and training for all sales in the United States, Mexico and Canada as well as the pricing and bid departments. Mr. Montaño served over 28 years in various capacities with CFI, starting as Director of Sales for Mexico. Mr. Montaño brings significant industry experience and cross-border expertise to our board. Prior to his time at CFI, Mr. Montaño worked for Roadway Express, where he was in charge of sales for regions of the United States and Mexico. He currently serves as an advisory director of The Hawthorne Group, parent company of Melton Truck Lines, Inc., a private flatbed and step-deck carrier serving the United States, Canada, and Mexico. Mr. Montaño has served as a director and a member of the Audit Committee of PAMT since 2019. He is a dual citizen of the United States and Mexico and brings extensive sales and operational experience to the board and particular knowledge and insight relating to the Company’s Mexico operations. Mr. Montaño’s comprehensive cross-border and transportation-related experience qualify him to serve on the Board of PAMT.

Matthew J. Moroun	Director Since 2020

Matthew J. Moroun, age 25, has been a director since 2020. He is also employed in other Moroun family-owned businesses engaged in transportation and business services. Mr. Moroun obtained a Bachelor of Business Administration in Finance from the Mendoza College of Business at the University of Notre Dame in December 2021. Mr. Moroun has served as a director of Universal Logistics Holdings, Inc. (NASDAQ: ULH) since 2020. Matthew J. Moroun is the son of our Chairman, Matthew T. Moroun. We believe Mr. Moroun offers the Board a unique perspective on the Company’s strategic challenges and opportunities and will advance the long-term interests of our shareholders.

Matthew T. Moroun	Director Since 1992

Matthew T. Moroun, age 51, is Chairman of our Board of Directors. He currently serves as Chairman and President of a diversified holding company based in Warren, Michigan. He is also Chairman of an insurance and real estate holding company based in Sterling Heights, Michigan. Mr. Moroun owns or controls other privately-held businesses engaged in transportation services and real estate acquisition, development, and management. Mr. Moroun has served as a director of the Company since 1992 and as our Chairman since 2007. He is currently Chairman of our Executive Committee and Chairman of our Compensation and Stock Option Committee and served as our interim President and Chief Executive Officer from May 2020 to August 2020. Mr. Moroun has served as a director and as Chairman of the Board of Universal Logistics Holdings, Inc. (NASDAQ: ULH) since 2004. Matthew T. Moroun is the father of Matthew J. Moroun, a member of our Board of Directors. Mr. Moroun’s long-term, substantive leadership experience allows him to provide operational, financial, business, capital markets, and strategic expertise to our Board. He possesses first-hand knowledge of the best practices and trends for our industry. His perspective and practical insight on transportation, automotive, real estate development, infrastructure, and government relations enhance the Board’s ability to oversee and direct our strategy, business planning, and execution.

Joseph A. Vitiritto	Director Since 2020

Joseph A. Vitiritto, age 54, has served as President and Chief Executive Officer since August 2020. Prior to his employment with the Company, Mr. Vitiritto served as Senior Vice President of Pricing and Network Design for Knight-Swift Transportation Holdings, Inc. (“Knight-Swift”) since May 2019. Prior to assuming that role, Mr. Vitiritto served in various managerial capacities for Knight-Swift and its predecessor, Knight Transportation, Inc., beginning in 2003, including most recently as Senior Vice President of Operations – Swift Transition Team and Senior Vice President of Human Resources. These experiences and his knowledge of the day-to-day operations and management of the Company qualify him to serve on the Board of PAMT.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nine director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Named Above

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CORPORATE GOVERNANCE

Director Independence

NASDAQ listing standards generally require that, unless a listed company qualifies as a “controlled company,” a majority of the members of the company’s Board of Directors must be independent. The listing standards define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. More than 50% of the voting power of our company is held by Mr. Matthew T. Moroun and a group of family trusts established for the benefit of members of the Moroun family. Mr. Matthew T. Moroun, the Chairman of our Board of Directors, is the trustee of these family trusts and holds investment authority over the shares of our common stock held by the trusts. Frederick P. Calderone, a member of our Board of Directors, is the special trustee of certain of these family trusts, and in that capacity, he exercises voting power over the shares held by such trusts, while Mr. Moroun exercises voting power over the shares held by the other family trust of which he is trustee. The special trustee serves at the discretion of the trustee of the trusts, and members of the Moroun family are the beneficiaries of the family trusts. Messrs. Moroun and Calderone have entered into a voting agreement under which Mr. Moroun agreed to vote the shares of our common stock held by him individually or by the family trust over which he exercises voting power in accordance with and in the same manner as Mr. Calderone votes the shares of our common stock held by the family trusts over which the special trustee exercises voting power. Therefore, votes cast on behalf of the family trusts control any action requiring the general approval of our shareholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets. As a result, we have elected to be treated as a “controlled company” in accordance with Rule 5615(a)(7) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Our Board of Directors has reviewed the independence of director nominees and determined that four of our director nominees, Messrs. Bishop, Davis, McLarty and Montaño, meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Joseph A. Vitiritto is the President and CEO. This separation of Chairman and CEO allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Meetings

During 2024, our Board of Directors held five meetings. All directors attended at least 75% of the meetings of our Board, including committees on which they then served, during the period that they served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of April 9, 2025, is as follows:

Audit Committee	Compensation Committee	Executive Committee
W. Scott Davis*	Matthew T. Moroun*	Matthew T. Moroun*
Franklin H. McLarty	Joseph A. Vitiritto	Joseph A. Vitiritto
H. Pete Montaño
Michael D. Bishop

* Committee chairman

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has four members. Each of the members of the Audit Committee is an independent director as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee has a charter that has been approved by our Board of Directors and is available on our website, at www.pamtransport.com under the caption of “Investors.”

The Audit Committee met five times in 2024. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Messrs. Davis and McLarty are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. Our Board of Directors has elected to appoint our Chairman of the Board and our CEO as the two members of our Compensation Committee based on our status as a “controlled company” under the NASDAQ Listing Rules. The Compensation Committee met three times in 2024. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee’s responsibilities and authority include:

●	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

●	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

●	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for executive officers and key employees other than our CEO;

●	reviewing and making recommendations concerning long-term incentive compensation plans, including equity-based plans;

●	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

●	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Board also determines the compensation of our directors and administers our equity-based compensation plans with respect to awards to our named executive officers and our directors.

If a member of a committee of our Board of Directors is absent from a meeting, the Bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. The Compensation Committee operates without a written charter.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with the Bylaws between regular meetings of our Board. The Executive Committee met three times during 2024.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. However, so long as the Company continues to be a controlled company (within the meaning of NASDAQ Rule 5615(a)(7)), the Board of Directors may be guided by the recommendations of the Company’s controlling shareholders in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Tyler Majors, at Post Office Box 188, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. If a shareholder desires to nominate a director candidate for election at the Annual Meeting but does not intend to recommend the candidate for consideration as part of the Board’s slate of director nominees, such shareholder must comply with the procedural and informational requirements described in Section 1.11 of our Bylaws. A copy of our Bylaws may be obtained upon written request to our Secretary.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board of Directors. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our shareholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a shareholder.

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Board Diversity

The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of Board service to the Company.

Communications with Directors and Attendance at the Annual Meetings

Shareholders may communicate directly with our Board of Directors as a group by writing to our Board of Directors, care of the Secretary of PAMT, Post Office Box 188, Tontitown, Arkansas 72770. Our Secretary will review all of the correspondence and regularly forward to our Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his or her opinion, deals with the functions of our Board of Directors or any of its committees or that our Secretary otherwise determines requires the attention of our Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board of Directors has a policy of encouraging our directors to attend the annual meetings of the shareholders. In 2024, eight of our nine directors attended the Annual Meeting.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Ethics on our website at www.pamtransport.com under the caption “Investors.” In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

In 2024, Messrs. Matthew T. Moroun and Joseph A. Vitiritto served as members of the Compensation Committee for the year as allowed under NASDAQ Rule 5615(a)(7) based on the Company’s status as a controlled company. Mr. Vitiritto is currently President and CEO of the Company. Mr. Moroun is Chairman of the Board of Directors and our largest shareholder through trusts of which he is trustee. Information regarding certain transactions between the Company and entities controlled by Mr. Moroun is provided in the section entitled “Transactions With Related Persons” on page 34 of this proxy statement. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

Insider Trading Policy

We have adopted an insider trading policy setting forth policies and procedures governing the purchase, sale, and other dispositions of the Company’s securities by directors, officers and employees who regularly have access to material nonpublic information regarding the Company that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.

Derivative Trading and Hedging

We have a policy that all Company directors, officers and other employees who regularly have access to material nonpublic information regarding the Company should refrain from trading in put and call options on the Company’s securities. We believe these types of hedging instruments create an enticement for abusive trading and can give the unwelcome appearance of betting against the Company.

AUDIT COMMITTEE REPORT

Each current member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.

The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

●	the accounting and financial reporting process;
●	audits of financial statements and internal control over financial reporting; and
●	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed pursuant to Auditing Standard 1301 (Communications with Audit Committees). The Audit Committee and Grant Thornton also reviewed management’s assessment included in management’s report on internal control over financial reporting and Grant Thornton’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024.

The Audit Committee has discussed with Grant Thornton the firm’s independence from management and us, and has received from Grant Thornton the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2024, with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Audit Committee Members

W. Scott Davis, Chairman

Franklin H. McLarty

H. Pete Montaño

Michael D. Bishop

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee Members

Matthew T. Moroun, Chairman

Joseph A. Vitiritto

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our primary goal for the compensation of our executive officers is to create long-term value for our shareholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our shareholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our shareholders, and to encourage them to remain with us.

Executive Officers of PAMT

Our current executive officers are Joseph A. Vitiritto and Lance K. Stewart.

Name	Age	Position	Years of Service
Joseph A. Vitiritto	54	President and Chief Executive Officer	5
Lance K. Stewart	56	Vice President of Finance, Chief Financial Officer and Treasurer	34

Joseph A. Vitiritto. Mr. Vitiritto, age 54, has served as President and Chief Executive Officer since August 2020. Prior to his employment with the Company, Mr. Vitiritto served as Senior Vice President of Pricing and Network Design for Knight-Swift Transportation Holdings, Inc. (“Knight-Swift”) since May 2019. Prior to assuming that role, Mr. Vitiritto served in various managerial capacities for Knight-Swift and its predecessor, Knight Transportation, Inc., beginning in 2003, including most recently as Senior Vice President of Operations – Swift Transition Team and Senior Vice President of Human Resources.

Lance K. Stewart. Mr. Stewart, age 56, has served as Vice President of Finance, Chief Financial Officer and Treasurer of the Company since April 2023. Mr. Stewart served as interim Chief Financial Officer and Treasurer in March 2023 and served as Vice President of Operations of the Company’s primary operating subsidiary, P.A.M. Transport, Inc., from 2020 to April 2023. He served as Vice President of Accounting of P.A.M. Transport from 2016 until 2020. Mr. Stewart previously served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company from 2010 until 2013 and as Vice President of Accounting and Controller of P.A.M. Transport from 2002 until 2010. He began his career with P.A.M. Transport in 1989 and served in various capacities before becoming Vice President of Accounting in 2002.

Named Executive Officers for 2024

Our “named executive officers” for 2024 consisted of our President and Chief Executive Officer, Joseph A. Vitiritto and our Vice President of Finance, Chief Financial Officer and Treasurer, Lance K. Stewart.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and long-term equity incentives. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our shareholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of equity awards includes achieving specified financial results, the equity awards also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

The Board of Directors has appointed our Chairman, Mr. Matthew T. Moroun, and our CEO, Mr. Joseph A. Vitiritto, to the Compensation Committee in accordance with the exemption from the compensation committee independence requirements for controlled companies under NASDAQ Rule 5615(a)(7). Currently, the Compensation Committee determines the compensation for our officers and key employees other than the CEO, while the Board of Directors makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers.

In determining compensation for our executive officers, the Compensation Committee and the Board consider competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation. The Compensation Committee and the Board review and evaluate many factors, including:

●	PAMT’s performance and growth;

●	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

●	leadership qualities;

●	ability to achieve strategic objectives;

●	scope and performance of business responsibilities;

●	management experience and effectiveness;

●	individual performance and performance as a management team;

●	current compensation arrangements; and

●	long-term potential to maintain and enhance value for our shareholders.

The Board members generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements but strive to achieve an appropriate mix between annual base salary, cash incentive compensation and long-term equity incentives to meet our objectives.

The Board members receive regular updates on our business results from management and review the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Board members may also review information, such as reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably-sized companies in our industry to assess our comparative performance and organizational structure. The Board members use management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Board members take the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our shareholders.

Based on this information, the Board members regularly evaluate both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize shareholder returns while providing enhanced retention value for key executives.

Annual Cash Compensation

Base Salary. Each of our named executive officers receives an annual base salary as compensation for services performed during the year. The base salary for each named executive is established based on the scope of responsibilities, level of experience and expertise, and the ability to lead and direct the Company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of Messrs. Vitiritto and Stewart were established in accordance with their respective employment agreements subject to review and adjustment by the Compensation Committee or the Board, as applicable, on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers in 2024 are set forth below in the “Summary Compensation Table” and the accompanying narrative disclosure.

Cash Incentive Compensation. The Compensation Committee’s and the Board’s practice is to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and the Company’s performance. The Committee and the Board believe this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our shareholders. Bonuses may be awarded on a discretionary basis or according to pre-determined performance metrics, goals and payout formulas.

Due to the challenging and uncertain operating environment that began in the latter half of 2022, the Board did not adopt or utilize an annual cash incentive plan for our executive officers based on predetermined performance metrics for 2024 or 2023. For 2024, our Board awarded discretionary cash bonuses to Mr. Vitiritto and Mr. Stewart of $150,000 and $90,000, respectively, based on their efforts and leadership in continuing to navigate the Company through the ongoing industry-wide freight recession during fiscal year 2024 and position the Company for profitability and growth when the freight market improves. The terms of these bonuses provided that 50.0% of the bonus was to be paid immediately, while the remaining 50.0% of the bonus will be paid in equal installments during each of the next two succeeding years, subject to continued employment with the Company. The immediate portion of the bonus was paid in February 2025.

For 2023, our Board awarded discretionary cash bonuses to Mr. Vitiritto and Mr. Stewart of $150,000 and $80,000, respectively, based on their efforts and leadership in achieving profitable operating results for fiscal year 2023 while navigating the extended freight recession and significant business disruptions from key customers due to the labor strikes at several automotive production facilities in the fourth quarter of 2023 and completing the integration of the former Metropolitan Trucking business acquired in 2022. The terms of these bonuses provided that 50.0% of the bonus was to be paid immediately, while the remaining 50.0% of the bonus would be paid in equal installments during each of the next two succeeding years, subject to continued employment with the Company. The immediate portion of the bonus was paid in February 2024.

For 2022, the annual cash bonuses awarded to our named executive officers and certain other key employees were determined based on an annual cash incentive plan approved by the Board in March 2021. This plan provided for cash bonuses and equity incentive awards to be determined based on the attainment of certain consolidated operating income performance targets. The potential overall incentive payments for 2022 varied from zero to 175% of base salary for Mr. Vitiritto, depending on the actual level of consolidated operating income achieved. A portion of the executive’s overall incentive award earned, if any, would be paid as a cash bonus and a portion would be paid in restricted shares of our common stock. Under the terms of the incentive plan, the cash bonus and restricted share amounts would increase incrementally based on the Company’s actual consolidated operating income level achieved, assuming a minimum operating income level was attained. For purposes of the plan, consolidated operating income was modified to exclude the impact of any cash bonus or stock compensation expense.

If the Company’s 2022 operating income exceeded the minimum threshold of $105 million, Mr. Vitiritto would receive a cash bonus representing 75%, 90% or 105% of his base salary, based on the actual operating income level achieved, with the maximum cash bonus amount being paid at an operating income of $135 million or higher. At the target operating income performance level of $125 million, Mr. Vitiritto would receive a cash bonus equal to 90% of his base salary. The 2022 operating income performance target levels reflected a range of performance that the Board believed was attainable but uncertain, with the target and maximum operating income levels reflecting a significant achievement of a 25% to 35% increase over 2021 actual consolidated operating income.

In addition, if the Company achieved the target and maximum operating income performance levels for 2022, Mr. Vitiritto was eligible to receive an additional discretionary “kicker” cash bonus in an amount of up to approximately 35.2% of an additional aggregate bonus pool for each such performance level under the incentive plan. The additional aggregate bonus pools for the target and maximum operating income performance levels were $400,000 and $800,000, respectively.

Notwithstanding the terms of Mr. Vitiritto’s employment agreement, the Board designated that the cash bonus amount earned, if any, under the incentive plan would be paid immediately following certification of the Company’s achievement of consolidated operating income exceeding the minimum performance level. For purposes of this incentive plan, the applicable base salary was the named executive officer’s base salary in effect as of December 31, 2022 of $610,220 for Mr. Vitiritto.

For 2022, the Company achieved consolidated operating income of $123.8 million, a 23.5% increase over 2021 consolidated operating income of $100.2 million. Excluding cash bonus and stock compensation expense, the Company’s consolidated operating income, as adjusted, for 2022 was $127.5 million. As a result of the Company exceeding the target operating income performance level under the plan, Mr. Vitiritto earned a cash bonus of $549,198 for 2022 under the incentive plan for 2022. In addition, based on his leadership in achieving the target operating income performance level despite challenging operating conditions during 2022, Mr. Vitiritto was awarded a discretionary kicker bonus of $140,625. This bonus was paid in February 2023.

Other Compensation

Long-Term Equity Incentives. Long-term equity incentives are awarded to our named executive officers as part of our overall compensation package. These awards have historically been granted under our Amended and Restated Stock Option and Incentive Plan (the “2014 Plan”), which was adopted by the Board of Directors in March 2014 and approved by our shareholders in May 2014. The 2014 Plan authorized grants to our employees, directors, and consultants of awards of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. A total of 3,000,000 shares of our common stock (as adjusted for the Company’s August 2021 and March 2022 2-for-1 forward stock splits) were reserved for the issuance of stock awards under the 2014 Plan. The 2014 Plan expired on March 13, 2024, and no further grants may be made under this plan.

On February 15, 2024, our Board of Directors adopted and on October 31, 2024, our shareholders approved our 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan authorizes us to grant awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and unrestricted shares of common stock to our employees, officers and directors, as well as consultants and advisors. A total of 1,600,000 shares of our common stock, subject to adjustments, are reserved for the issuance of stock awards under the 2024 Plan. The 2024 Plan is administered by our Board, which, at its discretion or as legally required, may delegate such administration to our Compensation Committee or one or more additional committees. The 2024 Plan will expire on February 15, 2034.

The Compensation Committee and the Board believe that long-term equity incentives are consistent with the Company’s philosophy and represent an additional vehicle for aligning management’s interests with the interests of our shareholders. The Compensation Committee and the Board currently believe that restricted stock and restricted stock units are more effective than stock options in achieving the Company’s compensation objectives, as these grants are subject to less market volatility and are less dilutive to shareholders.

The Company does not have a formal policy with respect to the granting of long-term equity incentive compensation. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Board members consider, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price. The Board has historically granted long-term equity incentives to our named executive officers on a discretionary basis or in connection with an executive’s hiring or promotion. In determining the timing and terms of a long-term incentive award, the Board may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations and, if appropriate, may delay the grant of equity awards until the public disclosure of such material nonpublic information. During 2021 and 2022, the Board utilized a cash and equity incentive plan under which our then named executive officers and certain other key employees were eligible to receive cash bonuses and restricted shares representing a percentage of the executive’s base salary based on the attainment of consolidated operating income performance targets, assuming a minimum operating income level was attained. Once the fiscal year was completed, the Board then granted the restricted shares, based on our actual performance for the fiscal year with such shares being subject to additional time-based vesting conditions.

The Board did not adopt or utilize such an incentive plan for 2024 or 2023; however, the Board did grant restricted shares to our named executive officers in February 2023 based on our fiscal year 2022 performance. In addition, on January 27, 2025, pursuant to the 2024 Plan, the Company granted awards of restricted stock units representing 32,500 and 20,000 shares of our common stock to Mr. Vitiritto and Mr. Stewart, respectively, which vest in their entirety on the fourth anniversary of the grant date. The purpose of these awards was to recognize and incentivize the executives’ continued leadership and guidance during a challenging operating environment and further align their long-term interests with the Company’s shareholders.

Under the terms of the plan for 2022, if the Company’s 2022 operating income exceeded the minimum threshold of $105 million, Mr. Vitiritto would receive restricted shares representing 25%, 50%, 60% or 70% of his base salary based on the actual operating income level achieved, with the maximum grant amount being issued at an operating income of $135 million or higher. At the target operating income performance level of $125 million, Mr. Vitiritto would receive restricted shares representing 60% of his base salary. The restricted shares earned, if any, would be granted following completion of the 2022 performance year and vest in equal annual installments over a four-year period, subject to the employee’s continued service with the Company. For purposes of the plan, consolidated operating income excluded the impact of any cash bonus or stock compensation expense. Additional information regarding this plan is described above under “Annual Cash Compensation – Cash Incentive Compensation.”

The Company’s 2022 actual consolidated operating income was $127.5 million, excluding cash and stock bonus compensation expense of $3.7 million. In February 2023, as a result of the Company exceeding the target operating income performance level under the plan for fiscal year 2022, the Board granted 12,938 and 2,420 restricted shares of our common stock to Messrs. Vitiritto and Stewart, respectively. These shares vest in four equal annual installments beginning on the first anniversary of the grant date.

We did not grant any stock options to our executive officers in 2024, 2023 or 2022.

Retirement and Health Benefits. We sponsor a retirement savings plan for all of our eligible employees, including our executive officers. The plan qualifies under section 401(k) of the Internal Revenue Code of 1986, as amended. This plan allows eligible employees to make tax deductible contributions to the plan. We make employer matching contributions to the plan for each eligible employee. The matching contributions are 50% of each participating employee’s voluntary contribution up to 3% of the participant’s compensation. These matching contributions vest at the rate of 20% each year until fully vested after five years.

We offer health, vision and dental insurance to our executive officers.

Perquisites. Our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses. We did not provide any perquisites to our executive officers in 2024.

Post-Employment Compensation. We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of PAMT. However, our executive officers would be entitled to receive certain compensation if we terminate employment based on a determination that such termination would be in our best interest. See “Potential Payments Upon Termination or Change In Control – Payments Upon Termination Based on Our Best Interest” for more information regarding such payments.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer, chief financial officer or certain of the company’s other most highly compensated executive officers. While the Compensation Committee and the Board may consider tax deductibility as a factor in determining the compensation for our executive officers, we do not have a specific policy to structure executive compensation so that it will not be subject to the deduction limitation of Section 162(m).

Share Ownership Guidelines

We do not have stock ownership requirements for our executive officers.

Role of Executive Officers in the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation Committee and the Board, with significant input from our Chairman of the Board and our CEO. Annual base salary is generally determined annually but may be determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation. The committee and the Board retain considerable flexibility in deciding when to address these matters. In making its compensation decisions, the Board members will usually seek input from the executive officers. However, the Board makes the final decisions on compensation of our CEO and on equity awards to our executive officers, and the committee makes the final decisions on other compensation to our executive officers. The committee is authorized to utilize compensation consultants. Neither the committee nor the Board utilized a compensation consultant regarding 2024 executive compensation.

Shareholder Approval of the Company’s Compensation Programs

At our 2023 Annual Meeting of Shareholders, we held an advisory vote on the compensation of our named executive officers, commonly referred to as “say on pay.” Our shareholders overwhelmingly approved the “say on pay” resolution presented with more than 90% of the shares represented in person or by proxy at the meeting and more than 99% of votes cast voting to approve our executive compensation. The Compensation Committee and the Board reviewed and considered these voting results in determining the Company’s compensation policies and decisions and, given the strong level of support, determined that these policies and decisions are appropriate and in the best interests of the Company and its shareholders at this time. At our 2023 Annual Meeting of Shareholders, over 85% of the shares voted (excludes abstentions and broker non-votes) were in favor of our recommendation to hold the “say on pay” vote every three years. Accordingly, our next “say on pay” vote is scheduled for 2026. The next shareholder vote on the frequency of future “say on pay” votes is scheduled for 2029.

Summary Compensation Table

The following table provides information regarding the compensation earned by the Company’s named executive officers for the three years ended December 31, 2024.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1)	($) (2)	($) (2)	($) (3)	($)	($)
Joesph A. Vitiritto	2024	628,160	150,000	-	-	-	-	778,160
President and Chief Executive Officer	2023	616,085	150,000	366,145	-	-	-	1,132,230
	2022	577,670	140,625	337,172	-	549,198	-	1,604,665

Lance K. Stewart	2024	388,810	90,000	-	-	-	-	478,810
Vice President of Finance, Chief Financial Officer and Treasurer	2023	344,840	80,000	68,486	-	-	-	493,326

(1)

The amounts shown for 2024 and 2023 represent discretionary cash bonuses earned during the year reported and paid or payable at the rate of 50% during the February thereafter and 25% during each of the next two years. The amount shown for 2022 represents a discretionary cash bonus paid in February 2023.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. No shares were granted to executive officers in 2024.

(3)	The amount shown for 2022 represents a cash bonus earned under a short-term incentive plan that was paid in February 2023.

Employment Agreements

Joseph A. Vitiritto. On August 4, 2020, we entered into an employment agreement with our President and CEO, Mr. Vitiritto. Pursuant to the agreement, the Company agreed to pay Mr. Vitiritto an initial annual salary of $530,036 and a cash bonus for fiscal year 2020 of $328,500, payable in December 2020 or January 2021. In addition, he received a grant of 160,000 (split-adjusted) restricted shares of common stock of the Company which vest in installments of 20,000 shares each in 2022, 2023, 2024 and 2027 and 40,000 shares each in 2025 and 2026, subject to his continued employment or retirement after reaching age 65. Under the terms of the agreement, Mr. Vitiritto’s performance will be reviewed annually for changes in base salary. Mr. Vitiritto currently earns an annual salary of $628,160. In addition, the agreement provides that Mr. Vitiritto is eligible to earn an annual cash bonus as determined by the Board. The terms of the agreement provide that such bonus will be paid in five annual installments of 20% each beginning in the year following the year in which the bonus is earned, subject to his continued employment or retirement after reaching age 65.

Notwithstanding the terms of Mr. Vitiritto’s employment agreement, our Board has elected to pay Mr. Vitiritto’s bonus amounts earned since fiscal year 2021 either in full following completion of the performance period or in larger installments than prescribed by the employment agreement. See “Annual Cash Compensation – Cash Incentive Compensation” for more information regarding Mr. Vitiritto’s bonus awards.

The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company.

Lance K. Stewart. On July 7, 2023, we entered into an employment agreement with our Vice President of Finance, Chief Financial Officer and Treasurer, Mr. Stewart, effective as of March 13, 2023. Pursuant to the agreement, the Company agreed to pay Mr. Stewart an initial annual salary of $378,560. Mr. Stewart currently earns an annual salary of $405,340. Under the terms of the agreement, Mr. Stewart’s performance will be reviewed annually for changes in base compensation and bonus. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company.

Our executive officers may participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business.

Additional information regarding the non-compete, non-solicitation and confidentiality obligations of our named executive officers is discussed below under the heading “Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards

No plan-based awards were granted to the named executive officers during fiscal year 2024. On February 15, 2024, the Company’s Board of Directors adopted, and on October 31, 2024, our shareholders approved, the 2024 Equity Incentive Plan (the “2024 Plan”). Under the 2024 Plan, 1,600,000 shares are reserved for the issuance of stock awards to employees, officers, directors, consultants and advisors of the Company. The 2024 Plan will expire on February 15, 2034. As of December 31, 2024, the company did not grant any shares of its common stock under the 2024 Plan. In addition, no stock options were granted to our executive officers during 2024.

Prior to the 2024 Plan, the Company maintained a stock incentive plan (the “2014 Plan”) under which incentive and nonqualified stock options and other stock awards could be granted. Under the 2014 Plan, 3,000,000 shares (as adjusted for the Company’s 2-for-1 forward split of its common stock paid in August 2021 and the Company’s 2-for-1 forward split of its common stock paid in March 2022) were reserved for the issuance of stock awards to directors, officers, key employees, and others. This plan expired on March 13, 2024, and no further grants may be made under the 2024 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2024, regarding equity awards for each of the named executive officers.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph A. Vitiritto	-	-	-	-	-	100,000	(2)	1,638,000	-	-
	-	-	-	-	-	4,344	(3)	71,155	-	-
	-	-	-	-	-	9,704	(4)	158,952	-	-
Lance K. Stewart	-	-	-	-	-	1,298	(5)	21,261	-	-
	-	-	-	-	-	1,815	(6)	21,261	-	-

(1)	Based on the closing market price of $16.38 per share of PAMT’s common stock as reported on the NASDAQ Global Market on December 31, 2024.
(2)	These shares will vest in installments of 40,000 shares each on August 18 in 2025 and 2026 and 20,000 shares on August 18, 2027.
(3)	2,172 shares vested on February 9, 2025. The remaining shares will vest on February 9, 2026.
(4)	3,234 shares vested on February 9, 2025. The remaining shares will vest in equal installments of 3,235 each on February 9, 2026 and 2027.
(5)	649 shares vested on February 9, 2025. The remaining shares will vest on February 9, 2026.
(6)	605 shares vested on February 9, 2025. The remaining shares will vest in equal installments of 605 shares each on February 9, 2026 and 2027.

Options Exercised and Stock Vested

The following table contains information about stock options exercised and restricted stock awards vested by each of our named executive officers during 2024.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($)

Joseph A. Vitiritto	-	-	25,407	441,885
Lance K. Stewart	-	-	16,015	285,667

Payments Upon Termination or Change In Control

Generally, employment agreements that we enter into with any of our executive officers provide for payments that may be made to the executive officers following termination of their employment. The potential payments under our employment agreements with our executive officers and other payments to which our executive officers are entitled upon termination are discussed below and quantified in the tables that follow. We do not have any agreements or plans that provide for payments to any of our executive officers based on the occurrence of a change in control of the Company.

No Payments If There Is a Termination for Just Cause

In the event that one of our executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our executive officers, we would pay the executive officer his base salary through the date of death. Upon death, Mr. Vitiritto and Mr. Stewart would be entitled to receive any bonus earned but not yet paid.

Payments Upon Disability

In the event that an executive officer becomes disabled and is unable to perform his duties, we may terminate his employment. If the executive officer’s employment is terminated due to disability, the employment agreements provide that he would be entitled to receive his base salary and benefits for three months following the date of disability and any deferred bonus earned but not yet paid.

Payments Upon Termination Based on Our Best Interest

In the event that an executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Vitiritto would be entitled to receive base salary and COBRA benefits for a period of 60 weeks. Mr. Stewart would be entitled to receive base salary for a period of four months following the termination of employment in the Company’s best interest. If the Board of Directors elects to extend Mr. Stewart’s covenant not to compete for one year, Mr. Stewart would be entitled to receive base salary for a period of 12 months.

Payments Upon Resignation, Including Retirement

Our executive officers have the right to resign by providing written notice of the intent to resign. Mr. Vitiritto must provide six months’ written notice, and Mr. Stewart must provide four months’ written notice. Following such notice, we may terminate the executive’s employment before the end of the notice period. In the event an officer resigns with the required notice or is terminated following such notice, the executive officer is entitled to receive base salary through the end of the notice period. If Mr. Vitiritto retires after age 65, he is entitled to any residual bonus amounts earned but not yet paid.

Obligations of Executive Officers

Under our existing employment agreements and certain restricted stock award agreements, our executive officers have agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates under common ownership with us for a specified period after employment with us terminates. The duration of the non-compete period is one year for Mr. Vitiritto and six months for Mr. Stewart. We have the right to extend the non-compete period for Mr. Stewart for an additional 12 months, in which case Mr. Stewart will be entitled to receive his monthly base salary for the full extended period. In addition, Mr. Stewart has agreed not to solicit or accept business that is competitive with us or certain of our affiliates for two years after his employment with us terminates. In the event that Mr. Stewart were terminated because such termination is in the best interest of the Company, his employment agreement provides that the duration of his covenant not to solicit or accept competitive business will be for a period of four months and can be extended for one year, in which case Mr. Stewart will be entitled to receive base salary for a period of 12 months. Mr. Vitiritto and Mr. Stewart have also agreed that they will not, for a period of 24 months after termination, encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If an executive officer were to hire an employee from us or a specified affiliate during the restricted period, the executive officer has agreed to pay us or our affiliate 30% of the employee’s first year’s gross compensation. Under the employment agreements, our executive officers have also agreed to maintain the confidentiality of our proprietary information.

Stock Awards

The terms of the award agreements for the restricted shares and restricted stock units granted to Messrs. Vitiritto and Stewart provide that all unvested shares or units will be forfeited at the time of termination. However, upon termination of the executive’s continuous service due to the executive’s voluntary retirement after reaching age 65, the Compensation Committee or the Board may, in its discretion, accelerate the vesting of any unvested shares of restricted stock or restricted stock units. The terms of the February 2022 and subsequent awards to Messrs. Vitiritto and Stewart also provide that the Company will be entitled to recover an amount equal to 60% of the value realized under the award if the executive violates the non-compete and non-solicitation covenants in his employment agreement.

Tables of Payments Upon Termination of Employment

The following tables provide information regarding amounts paid or payable to each of our named executive officers in connection with a termination of employment. The amounts shown for Mr. Vitiritto and Mr. Stewart assume that termination of employment was effective as of December 31, 2024, the last business day of our 2024 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment.

	Joseph A. Vitiritto
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)(2)	Retirement ($)
Base Salary (3)	-	-	157,040	724,800	314,080	-
Annual Bonus (4)	-	187,500	187,500		-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	187,500	344,540	724,800	314,080	-

(1)	Mr. Vitiritto is entitled to receive his base salary and COBRA benefits for a period of 60 weeks following termination in the best interest of the Company.

(2)	Assumes Mr. Vitiritto’s employment was terminated by the Company immediately following receipt of notice of his intent to resign.

(3)	These amounts would be paid in equal installments in accordance with the Company’s regularly scheduled payroll periods.

(4)	Upon death or disability, Mr. Vitiritto would be entitled to receive any bonus amounts earned but not yet paid.

	Lance K. Stewart
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)(2)	Retirement ($)
Base Salary (3)	-	-	97,890	587,340	128,010	-
Annual Bonus (4)	-	110,000	110,000	-	-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	110,000	207,890	587,340	128,010	-

(1)         Mr. Stewart is entitled to receive his base salary for a period of four months following termination in the best interest of the Company, unless the Board of Directors elects to extend his covenant not to solicit competitive business to up to one year from his termination date or his covenant not to compete to up to 18 months from his termination date, in which case he will be entitled to receive his base salary for the extended non-solicitation or non-competition period, as applicable. This calculation assumes that the Board of Directors would elect to extend Mr. Stewart’s covenants not to compete or solicit competitive business for the full extension periods, and thus he would be entitled to receive his base salary for 18 months following termination. If these options are not exercised, the amount owed to Mr. Stewart for termination in the best interest of the Company would be $128,010.

(2)         Assumes Mr. Stewart’s employment is terminated by the Company immediately following receipt of notice of his intent to resign.

(3)         These amounts would be paid in equal installments in accordance with the Company’s regularly scheduled payroll periods.

(4)         Upon death or disability, Mr. Stewart would be entitled to receive any bonus amounts earned but not yet paid.

Pay Versus Performance

The following table sets forth information regarding the compensation of our named executive officers (“NEOs”) for the fiscal years ended December 31, 2022, 2023 and 2024, and our financial performance for each such fiscal year:

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non- PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(4)	Net (Loss) Income (In thousands) ($)(5)
2024	778,160	190,276	478,810	417,988	46	(31,795)
2023	1,132,230	252,742	542,218	(11,013)	59	18,416
2022	1,604,665	138,164	919,710	731,774	73	90,672

(1)	Represents the total compensation of our principal executive officer (PEO), Joseph A. Vitiritto, as reported in the Summary Compensation Table for each year indicated.

(2)	The amount reported in this column for each year indicated is calculated as follows:

[The table follows on the next page.]

Reconciliation of PEO/Non-PEO NEOs		PEO			Non-PEO NEOs
SCT Total and Compensation Actually Paid.		2024	2023	2022	2024	2023	2022
	Total Compensation as reported SCT	$778,160	$1,132,230	$1,604,665	$478,810	$542,218	$919,710
Subtract	Pension values reported in SCT for covered fiscal year	—	—	—	—	—	—
Subtract	Fair value of equity awards granted during covered fiscal year	—	(366,145)	(337,172)	—	(117,190)	(144,879)
Add	Pension value attributable to covered fiscal year’s service and any change in pension value attributable to plan amendments made in the covered year	—	—	—	—	—	—
Add	Fair value of equity awards granted in covered fiscal year and that are unvested at end of such covered fiscal year - valued at year-end	—	268,852	225,071	—	86,050	96,711
Add	Fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—	—	—	—
Add	Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—	—	—	—
Add/Subtract	Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(501,811)	(714,010)	(1,345,400)	(13,697)	(109,670)	(82,768)
Add/Subtract	Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	(86,073)	(68,185)	(9,000)	(47,125)	1,901	(57,000)
Subtract	Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—	—	(413,322)	—
Equals	Compensation Actually Paid to PEO/Non-PEO NEOs	$190,276	$252,742	$138,164	$417,988	$(11,013)	$731,774

(3)

Represents the total compensation of our only non-PEO NEO in 2022, Allen W. West, the average of the total compensation of each of our non-PEO NEOs during 2023, Lance K. Stewart and Allen W. West, and the total compensation of our only non-PEO NEO in 2024, Lance K. Stewart, as reported in the Summary Compensation Table for each year indicated.

(4)

Represents the cumulative three-year total return to shareholders of our common stock and assumes that the value of the investment was $100 on December 31, 2021. The Company did not issue any dividends during 2022, 2023 or 2024. The stock price performance included in this column is not necessarily indicative of future stock price performance.

(5)	Represents our reported net (loss) income for each year indicated.

Relationship Between Compensation Actually Paid to our NEOs and Company Performance

The following graphs show the relationship between the compensation actually paid to our PEO and our other NEOs to our total shareholder return and net (loss) income over the three fiscal years ending December 31, 2024 as reported in the table above:

[The graphs follow on the next page.]

Director Compensation for 2024

The following table provides information about the compensation of our directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(1)	($) (2)	($) (2)	($)	($)	($)	($)	($) (2)

Michael D. Bishop	47,502	7,498	-	-	-	-	55,000
Frederick P. Calderone	45,002	4,998	-	-	-	-	50,000
W. Scott Davis	65,000	-	-	-	-	-	65,000
Edwin J. Lukas	50,000	-	-	-	-	-	50,000
Franklin McLarty	55,000	-	-	-	-	-	55,000
H. Pete Montaño	45,003	9,997	-	-	-	-	55,000
Matthew J. Moroun	35,005	14,995	-	-	-	-	50,000
Matthew T. Moroun	105,000	-	-	-	-	-	105,000

(1)

Our CEO and President, Mr. Vitiritto, who is also a director, has been omitted from this table because he receives no additional compensation for serving on our Board of Directors. Mr. Vitiritto’s compensation is included in the Summary Compensation Table.

(2)

The amounts shown represent the compensation expense that we recognized in 2024, determined in accordance with FASB ASC Topic 718 for shares of our common stock issued to our non-employee directors, who have the option to elect stock in lieu of cash for a portion of their compensation. The grant date fair value of $17.60 for these shares was determined based on the closing price on May 9, 2024.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2024, we paid our non-employee directors an annual retainer of $50,000, paid in two equal semiannual installments, with the option to elect to receive up to $15,000 of the first annual retainer installment in shares of common stock in lieu of cash, valued based on the closing price of our common stock on May 9, 2024, the date of issuance. The Chairman of the Board, which is a non-officer position, was paid an annual retainer of $100,000, and the chairmen of our Audit Committee and Compensation Committee were paid additional annual retainers of $15,000 and $5,000, respectively. Members of our Audit Committee, other than the chairman, were paid an additional annual retainer of $5,000. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of April 7, 2025, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors and nominees; (iii) each of the named executive officers in the Summary Compensation Table of this proxy statement; and (iv) the total for our current directors and executive officers as a group.

Name or Group of Beneficial Owner	Shares Owned	Shares Held in Trust	Shares Vesting Within 60 Days	Shares Beneficially Owned (1)	Percent of Class (2)

5% Shareholders:
Dimensional Fund Advisors LP (3)	1,351,428	-	-	1,351,428	6.20%
Directors and Named Executive Officers:
Michael D. Bishop	3,234	-	-	3,234	0
Frederick P. Calderone (4)	10,636	-	-	10,636	0
W. Scott Davis	56,196	-	-	56,196	0
Edwin J. Lukas	5,082	-	-	5,082	0
Franklin H. McLarty	8,962	-	-	8,962	0
H. Pete Montaño	4,098	-	-	4,098	0
Matthew J. Moroun (5)	3,604	-	-	3,604	0
Matthew T. Moroun (6)	-	16,001,896	-	16,005,500	73.45%
Joseph A. Vitiritto	41,276	-	-	41,276	0
Lance K. Stewart	12,048	-	-	12,048	0
Directors and executive officers as a group	145,136	16,001,896	-	16,147,032	74.10%
Total Outstanding Shares as of April 7, 2025					21,790,658

*	Denotes less than one percent.

(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of April 7, 2025, through the exercise of any stock option or other right, as well as any unvested shares pursuant to restricted stock awards that vest within 60 days of April 7, 2025. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table.

(2)

The percentages shown are based on the 21,790,658 shares of our common stock outstanding as of April 7, 2025, plus the number of shares that the named person or group has the right to acquire within 60 days of April 7, 2025. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of April 7, 2025 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)

Based upon the beneficial owner’s most recent Schedule 13G/A, filed on February 9, 2024, by Dimensional Fund Advisors LP, a Delaware limited partnership, which indicates that as of December 29, 2023, Dimensional Fund Advisors LP had sole voting power with respect to 1,326,909 shares and sole dispositive power with respect to 1,351,428 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the reported shares. Dimensional Fund Advisors LP had no shared voting or dispositive power with respect to the reported shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. We make no representation as to the accuracy or completeness of the information reported.

(4)

Does not include the 10,427,848 shares beneficially owned by the 2020 Irrevocable Lindsay S. Moroun Trust (the “2020 Lindsay Moroun Trust”) or the 306,048 shares beneficially owned by the 2020 Irrevocable Agnes Anne Moroun Trust (the “2020 AAM Trust”). Mr. Calderone serves as special trustee of these trusts with sole voting power over the shares held by each trust, and Matthew T. Moroun serves as trustee of each of these trusts with investment power over the shares held by each trust. Mr. Calderone disclaims beneficial ownership of the shares held by these trusts, and this disclosure shall not be deemed an admission that Mr. Calderone is the beneficial owner of such shares.

(5)

Does not include the 5,268,000 shares beneficially owned by the Grantor Trust for Matthew T. Moroun and DuraRock Underwriters, Ltd. (the “Moroun Grantor Trust”), the 10,427,848 shares beneficially owned by the 2020 Lindsay Moroun Trust, or the 306,048 shares beneficially owned by the 2020 AAM Trust.

(6)

Includes the 3,604 shares owned by Mr. Moroun’s son, Matthew J. Moroun, 5,268,000 shares held by the Moroun Grantor Trust, of which Matthew T. Moroun is trustee and a beneficiary, 10,427,848 shares held by the 2020 Lindsay Moroun Trust, of which Matthew T. Moroun is trustee, and 306,048 shares held by the 2020 AAM Trust, of which Matthew T. Moroun is trustee. The business address of Matthew T. Moroun is 12225 Stephens Road, Warren, Michigan 48089.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2024 were timely filed, except that one Form 4 each for Matthew T. Moroun reporting the issuance of shares to his son as part of his son’s annual director retainer and Lance K. Stewart reporting the withholding of shares upon vesting of a previously reported restricted stock award were not filed timely, each reporting an award of restricted shares.

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2024, were audited by Grant Thornton LLP, an independent registered public accounting firm. In 2025, the Audit Committee has selected Grant Thornton LLP as our principal independent auditor for the year ending December 31, 2025.

Shareholders’ ratification of the selection of Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2025 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of PAMT and our shareholders.

We are not presently expecting that representatives of Grant Thornton LLP will attend the annual meeting of shareholders.

Your Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of Grant Thornton LLP

as PAMT’s Independent Registered Public Accounting Firm

for the 2025 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2024 and 2023.

	2024	2023
Audit Fees (1)	$431,794	$407,703
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$431,794	$407,703

(1)

Includes the aggregate fees billed for professional services rendered for 2024 and 2023 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the Audit Committee or by the chairman of the Audit Committee under the authority delegated by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us or is in our best interest.

Mr. Matthew T. Moroun is Chairman of our Board of Directors and Chairman of the Compensation Committee and the Executive Committee of our Board of Directors. His son, Mr. Matthew J. Moroun, is also a member of our Board of Directors. Although neither of them is an officer of the Company, Mr. Matthew T. Moroun and certain Moroun family trusts beneficially own a majority of our outstanding shares. Mr. Matthew T. Moroun is trustee of these trusts with investment authority over the shares in the trusts. Messrs. Matthew T. and Matthew J. Moroun also exercise significant influence over the management and operating policies of other family-owned businesses engaged in transportation, insurance, business services, and real estate development and management. Subject to our Audit Committee’s review and approval, through our various subsidiaries we transact business with these affiliates in the ordinary course of business.

During 2024, Moroun-affiliated companies paid us a total of $11,788,905. These payments represent insurance claims payments of $380,875, freight transportation charges of $9,434,729, equipment leases payments of $350,019, reimbursement for Mexico operational expenses provided by a shared third-party service provider of $1,425,117, real estate rent and upkeep of $191,635, and payments for the purchase of used company vehicles of $6,530.

During 2024, we made payments to certain Moroun-affiliated companies in the aggregate amount of $33,424,726. These payments are described below.

We made payments of $3,477,583 for purchases of trailing equipment and $9,555,046 for equipment parts and maintenance services to Moroun-affiliated companies during 2024.

Payments of $1,349,261 were made for real estate leases during 2024 which include maintenance facilities in one state and trailer drop yards in multiple states. The leases are generally month-to-month leases with automatic monthly renewal provisions.

Payments of $98,131 were made for bulk fuel purchases during 2024. Payments in the amount of $706,690 were made for management and payroll services and software during 2024.

We made payments to a Moroun-affiliated insurance company during 2024 in the amount of $2,412,326 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. These agreements include physical damage insurance coverage which is purchased through an unaffiliated insurance broker, but written by a subsidiary of a Moroun-affiliated insurance company. The underlying agreements are made directly with the independent contractors. The full amount of these payments are recouped by us from the independent contractors. During 2024, we received $380,875 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through a Moroun-affiliated company. We also purchase workers compensation insurance coverage written by a subsidiary of a Moroun-affiliated insurance company. In 2024, we made premium payments of $15,825,688 for commercial auto liability, general liability and workers’ compensation coverage under these policies.

During 2023, Moroun-affiliated companies paid us a total of $8,120,949. These payments represent insurance claims payments of $885,108, freight transportation charges of $5,884,627, equipment leases payments of $333,189, reimbursement for Mexico operational expenses provided by a shared third-party service provider of $768,011, real estate rent and upkeep of $239,021, payments for the purchase of used company vehicles of $10,817 and payments for parts and repairs of $176.

During 2023, we made payments to certain Moroun-affiliated companies in the aggregate amount of $29,448,284. These payments are described below.

We made payments of $1,137,583 for purchases of trailing equipment and $8,063,600 for equipment parts and maintenance services to Moroun-affiliated companies during 2023.

Payments of $1,540,102 were made for real estate leases during 2023 which include maintenance facilities in one state and trailer drop yards in multiple states. The leases are generally month-to-month leases with automatic monthly renewal provisions.

Payments of $26,232 were made for bulk fuel purchases during 2023. Payments in the amount of $865,858 were made for management and payroll services and software during 2023.

We made payments to a Moroun-affiliated insurance company during 2023 in the amount of $1,992,515 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments are recouped by us from the independent contractors. We also purchased physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of a Moroun-affiliated insurance company. During 2023, we received $885,108 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through a Moroun-affiliated company. We also purchase workers compensation insurance coverage written by a subsidiary of a Moroun-affiliated insurance company. In 2023, we made premium payments of $15,822,394 for commercial auto liability, general liability and workers’ compensation coverage under these policies.

In July 2023, we repurchased 24,934 shares of our common stock from our former Chief Financial Officer, Allen W. West, for a total purchase price of $641,552.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. Our operating subsidiaries continue to enter into transactions with Moroun-affiliated entities in 2025 that are similar to those described above.

ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2024 Annual Report to Shareholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 12, 2025, is available to shareholders without charge who make a written request for it to our Secretary, Tyler Majors, at our principal executive office, Post Office Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to shareholders upon request and payment of our expenses in furnishing such documents. The Annual Report is also available on our website at www.pamtransport.com under the caption of “Investors.”

SHAREHOLDER PROPOSALS

In order for a proposal by a shareholder to be included in the Company’s proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by the Company at its principal executive office, Post Office Box 188, Tontitown, Arkansas 72770, Attention: Tyler Majors, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or December 12, 2025, in the case of the annual meeting of shareholders in 2026. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials. Such shareholder proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the annual meeting of shareholders in 2026.

The Company’s Bylaws provide that only such nominations of persons for the election of directors and such other business that have been properly brought before a shareholder meeting will be conducted. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice to the Secretary at the Company’s principal executive offices of the Company, and such notice must be received by the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is held on a day not more than 30 days before and not later than 60 days after the anniversary of the previous year’s annual meeting. Pursuant to the Company’s Bylaws, in the event that the date of the annual meeting of shareholders to be held in 2026 is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of this year’s annual meeting of shareholders the shareholder’s notice is timely only if it is delivered to the Secretary at the Company’s principal executive offices no earlier than the close of business on the 120th day prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting and the 10th day after the Company publicly announces the date of the current year’s annual meeting. To be in proper written form, a shareholder’s notice to the Company’s Secretary must comply with all requirements contained in the Company’s Bylaws, a copy of which may be obtained upon written request to the Secretary of the Company.

Accordingly, in connection with our annual meeting of shareholders to be held in 2026, a shareholder intending to introduce a proposal or nominate a director but not intending the proposal or nomination to be included in the Company’s proxy materials for such annual meeting must provide written notice to the Secretary at the Company’s principal executive office, Post Office Box 188, Tontitown, Arkansas 72770, Attention: Tyler Majors, Secretary, and such notice must be received by the Secretary within the time period prescribed above. If the date of the 2026 annual meeting of shareholders is not advanced by more than 30 days, nor delayed by more than 60 days, from the anniversary date of the 2025 annual meeting of shareholders, such notice must be received not earlier than the close of business on January 8, 2026 and not later than the close of business on February 7, 2026. Because our advance notice bylaws require earlier notice than Rule 14a-19, all notices required under Rule 14a-19 would also need to be received by the Secretary not later than the close of business on February 7, 2026. The persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

Joseph A. Vitiritto
President and Chief Executive Officer

April 11, 2025

PAMT CORP

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 8, 2025.

Online
Go to www.envisionreports.com/PAMT or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Sign up for electronic delivery at www.envisionreports.com/PAMT

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael D. Bishop	☐	☐	02 - Frederick P. Calderone	☐	☐	03 - W. Scott Davis	☐	☐
04 - Edwin J. Lukas	☐	☐	05 - Franklin H. McLarty	☐	☐	06 - H. Pete Montano	☐	☐
07 - Matthew J. Moroun	☐	☐	08 - Matthew T. Moroun	☐	☐	09 - Joseph A. Vitiritto	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as PAMT CORP's independent registered public accounting firm for the 2025 calendar year.	☐	☐	☐

3. In their discretion, upon other such matters as may properly come before the meeting or any adjournments or postponements of the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

91AV

0451UC

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — PAMT CORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of PAMT CORP, a Nevada corporation, hereby appoints Joseph A. Vitiritto and Tyler Majors, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2025 Annual Meeting of Shareholders of PAMT CORP to be held on May 8, 2025, at 11:00 a.m. (EST) at 12225 Stephens Road, Warren, MI 48089, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES LISTED AND FOR PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.